                                                                     EXHIBIT 19

                           MEMORANDUM OF UNDERSTANDING


        This Memorandum of Understanding (the "Memorandum") is entered into by and between the undersigned law firms on behalf of all plaintiffs in the class action litigation generally described below (collectively, "Plaintiffs"), and Amdahl Corporation ("Amdahl" or the "Company"), Fujitsu Limited ("Fujitsu"), Fujitsu International, Inc. ("Fujitsu International") and the individuals named as defendants in such litigation, including directors and former directors of Amdahl, John C. Lewis, Michael R. Hallman, E. F. Heizer, Jr., Burton G. Malkiel, George R. Packard, Walter B. Reinhold, J. Sidney Webb, Kazuto Kojima, Takeshi Maruyama, Takashi Takaya, Keizo Fukagawa and Takamitsu Tsuchimoto (collectively, "Defendants").

                                  FACT RECITALS

        A. Each of the Plaintiffs is and was as of the date of the filing of such person's complaint herein the record and beneficial owner of shares of the common stock of Amdahl ("Amdahl common stock").

        B. The Plaintiffs in the below-referenced stockholder class actions have challenged a tender offer (the "Offer") and merger transaction contemplated by the Agreement and Plan of Merger (the "Merger Agreement"), dated as of July 30, 1997, by and among Fujitsu, a Japanese corporation, Fujitsu International, a wholly owned subsidiary of Fujitsu, and Amdahl, a Delaware corporation, pursuant to which Fujitsu International offered to acquire all outstanding shares of common stock of Amdahl in the Offer, and, following the completion of the Offer, Fujitsu International would be merged (the "Merger") with and into the Company, with the Company continuing as the surviving corporation and becoming a wholly-owned subsidiary of Fujitsu.

        C. Shortly after the July 30, 1997 public announcement of the Offer, Merger and Merger Agreement, several putative class actions were filed in the Delaware Court of Chancery and in the California Superior Court for the County of Santa Clara challenging the fairness of the proposed transaction to Company stockholders. Cases filed in the Delaware Court of Chancery as of August 5, 1997 include: Lopez v. Amdahl Corp., et al. (Civ. Act. No. 15833NC), filed July 30, 1997; Kaltman v. Lewis, et al. (Civ. Act. No. 15834NC), filed July 30, 1997; Uzzo v. Lewis, et al. (Civ. Act. No. 15837), filed July 31, 1997; O'Shea v. Kojima, et al. (Civ. Act. No. 15838), filed July 31, 1997; Gachot & Gachot, Inc.
v. Amdahl Corp., et al. (Civ. Act. No. 15839), filed July 31, 1997; Crandon Capital Partners v. Lewis, et al. (Civ. Act. No. 15840), filed July 31, 1997; Bodakian v. Amdahl Corp., et al. (Civ. Act. No. 15841), filed July 31, 1997; McCeady v. Amdahl Corp. (Civ. Act. No. 15845), filed July 31, 1997; Halebian v. Lewis, et al. (Civ. Act. No. 15850NC), filed August 1, 1997; Cohen v. Amdahl Corp., et al. (Civ. Act. No. 15051), filed August 4, 1997; and Millet v. Amdahl Corp., et al. (Civ. Act. No. 15057), filed on August 5, 1997 (collectively, the "Delaware Actions"). Cases filed in the California Superior Court for the County of Santa Clara as of August 1, 1997 are: Lacoff v. Amdahl Corp., et al. (Case No. CV767860), filed July 30, 1997; and Silverman v. Amdahl Corp., et al. (Case No. CV767896), filed August 1, 1997 (collectively, the "California Actions").

        D. Plaintiffs shall file a consolidated amended complaint (the "Amended Complaint"), and agree to consolidate the Delaware Actions under the caption In re Amdahl Corporation Shareholders Litig., Consolidated C.A. No. 15833 (the "Consolidated Action"). Plaintiffs' counsel shall cause the California Actions to be dismissed with prejudice, and this agreement-in-principle is contingent upon a final dismissal with prejudice of the California Actions.

        E. The complaints referred to in paragraph C above and the proposed Amended Complaint referred to in paragraph D (hereinafter collectively the "Actions") challenge and seek to enjoin the Offer and the consummation of the Merger between Amdahl and Fujitsu International. Under the Merger Agreement, subject to certain conditions, each shareholder of Amdahl would receive $12 for each share of Amdahl stock tendered under the terms of the Offer, and any shares of Amdahl stock not purchased in the Offer would receive $12 per share in a second-step Merger in which Fujitsu International would be merged with and into Amdahl.

        F. In the Actions, Plaintiffs alleged, inter alia, that various of the Defendants breached their fiduciary duties to plaintiffs in connection with the Offer and Merger by, among other things: (i) failing to act independently to maximize shareholder value in furtherance of the best interests of the shareholders and the Company; (ii) failing to explore adequately all alternatives available to the Company's stockholders; (iii) agreeing to sell the Company to Fujitsu at an inadequate price; and (iv) inadequately disclosing to Amdahl's shareholders the events leading up to the Offer and the Merger Agreement and the factors relevant to the shareholders' decision whether to tender their shares.

        G. The Actions further allege that Fujitsu violated fiduciary obligations it owed to the shareholders of Amdahl by virtue of its affiliation with, control of and ownership interest in Amdahl by, inter alia, failing to pay a fair price for the public shareholders' stock; failing to implement a fair process for the purchase of the shares of Amdahl's public stockholders; and failing to make full and accurate disclosures concerning the events leading up to the Offer, the

Merger Agreement and factors relevant to Amdahl's shareholders' decision whether to tender their shares into the Offer.

        H. After the filing of the Delaware and California Actions, Plaintiffs' counsel and counsel for Defendants engaged in expedited discovery for the purposes of preparing for a hearing on Plaintiffs' request for preliminary injunctive relief. During this discovery period, counsel for Plaintiffs and Defendants engaged in extensive and good faith discussions regarding the possibility of settling the Litigation. On August 20, 1997, the parties to the Litigation reached an agreement-in-principle concerning the proposed settlement of the Litigation as set forth below.

        NOW, THEREFORE, the parties hereto agree as follows:

        1. Purpose And Scope Of This Memorandum. The purpose of this Memorandum is to set forth the agreement-in-principle of the parties to the Consolidated Action with respect to the matters addressed below. However, the obligations of the parties pursuant to this Memorandum are subject to modifications, if necessary. Any necessary adjustments will be made on a mutually agreeable basis so as to preserve the economic, operational and other objectives of the parties in reaching this agreement-in-principle.

        2. Principal Terms Of The Settlement. The following are the principal terms of the agreement-in-principle to be embodied in definitive documents to be executed by the appropriate parties (the "Settlement"):

            (a) Increased Offer Price. The Offer on August 5, 1997, provided for an Offer Price, as defined in the Merger Agreement, of $12.00 net cash per share. As a result of the Actions, Fujitsu and/or Fujitsu International agree to increase the Offer Price by an additional

$0.40 per share to $12.40 net cash per share, in consideration for a release substantially in the form set forth below.

            (b) Defendants' Right to Withdraw. Fujitsu and Fujitsu International shall have the option to withdraw from the Settlement in the event that holders of more than 20% of the common shares of Amdahl owned at the time of the Merger by persons other than the Defendants and any person, firm, trust, corporation or other entity related to or affiliated with any of them or their successors in interest, have demanded appraisal for their common shares and have not withdrawn their demand.

            (c) Disclosure. Counsel for Plaintiffs have reviewed and commented upon the disclosure materials relating to the Offer, Merger Agreement and the Merger. Based upon their investigation, Plaintiffs hereby agree and confirm that such disclosure materials, as modified, adequately and reasonably disclose all material facts about the Defendants, the relationship of Amdahl and Fujitsu, the history of the negotiations leading up to the Merger Agreement, the Offer, the Merger and Merger Agreement.

        3. The parties agree to enter into a stipulation of settlement (and such other and related documentation as may be necessary) which will provide for the settlement of the Consolidated Action (the "Settlement Agreement") on, among other terms, the following conditions:

            (a) for certification, for settlement purposes only, of a mandatory non-opt-out class under Delaware Chancery Court Rule 23(b)(1) and 23(b)(2) of all record and beneficial holders of Amdahl common stock (other than the Defendants and their affiliates) during the period beginning on and including July 30, 1997 through and including the date of the consummation of the Merger (the "Merger Date"), including any and all of their respective predecessors, trustees, executors, administrators, representatives, heirs, transferees, successors in interest and assigns, immediate and remote, and any person claiming under any of them, and each of them, and excluding the Defendants and any person, firm, trust, corporation or other entity related to or affiliated with any of them or their successors in interest (the "Class"). The terms of the Settlement Agreement will consist of the terms outlined above in paragraph 2, as well as releases and covenants not to sue and other terms in form customarily included in such agreements. The parties agree to use their best efforts to obtain Court approval of such Settlement.

            (b) for the complete discharge, dismissal with prejudice, settlement and release of, and an injunction barring, all claims, demands, rights, actions or causes of action, rights, liabilities, damages, losses, obligations, judgments, suits, matters and issues of any kind or nature whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, matured or unmatured, that have been, could have been, or in the future can or might be asserted in the Actions or in any court, tribunal or proceedings (including, but not limited to, any claims arising under federal or state law relating to alleged fraud, breach of any duty, negligence, violations of the federal securities laws or otherwise) by or on behalf of any member of the Class, whether individual, class, derivative, representative, legal, equitable or any other type or in any other capacity against Defendants or any of their families, parent entities, associates, affiliates or subsidiaries and each and all of their respective past, present or future officers, directors, stockholders, representatives, employees, attorneys, financial or investment advisors, consultants, accountants, attorneys, investment bankers, commercial bankers, engineers, advisors or agents, heirs, executors, trustees, general or limited partners or partnerships, personal representatives, estates, administrators, predecessors, successors and assigns and all other persons (collectively, the "Released Persons") which have arisen, could have arisen, arise now or hereafter arise out of, or relate in any manner to, the allegations, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations, omissions or any other matter, thing or cause whatsoever, or any series thereof, embraced, involved, set forth or otherwise related, directly or indirectly, to any of the Actions, the Offer, Merger, the Merger Agreement, or any related transaction or documents, the negotiation, consideration and approval thereof, or of the fiduciary or disclosure obligation of any of the Released Persons in any tender offer materials, proxy materials, public filings or statements (including, but not limited to, public statements) by the Released Persons in connection with the Offer, Merger, or the Merger Agreement (collectively, the "Settled Claims); provided, however, that the Settled Claims shall not include (i) the right of the Plaintiffs or any members of the Class or Released Persons to enforce the terms of the Settlement Agreement, or (ii) any appraisal rights arising out of the Merger;

            (c) that the Defendants have denied, and continue to deny, that any of them have committed or have threatened to commit any violations of law or breaches of duty to the Plaintiffs, the members of the Class or anyone;

            (d) that the Defendants are entering into this Memorandum, and will be entering into the Settlement Agreement, because, among other reasons, the proposed Settlement would eliminate the burden and expense of further litigation; and

            (e) subject to the order of the Court, pending final determination of whether the settlement provided for in the Settlement Agreement should be approved, that Plaintiffs and all members of the Class, or any of them, are barred and enjoined from commencing, prosecuting, instigating or in any way participating in the commencement of any action asserting any claims, either directly, representatively, derivatively or in any other capacity, against any of the Released Persons which have been or could have been asserted, or which arise out of, or relate in any way to, the Settled Claims, or which arise out of or relate in any way to any of the transactions or events described in any complaint in the Actions.

         4. Cooperation. The parties, through their counsel, (i) agree to use their best efforts to pursue the Settlement of the Consolidated Action in as expeditious and comprehensive a manner as possible and acknowledge that time is of the essence; and (ii) agree to cooperate in preparing any and all necessary papers to define, pursue and effectuate the Settlement of the Consolidated Action.

         5. Pending negotiation, execution and approval of the Settlement by the Delaware Court of Chancery (hereinafter, the "Court"), the Plaintiffs agree to stay any discovery, to withdraw on August 21, 1997, their motion for a preliminary injunction in the Delaware Actions, and to stay and not initiate any and all other proceedings in the Consolidated Action other than those incident to the Settlement itself. The parties also agree to use their best efforts to prevent, stay or seek dismissal of or oppose entry of any interim or final relief in favor of the Plaintiffs or any putative Class member in any other litigation against any of the parties to this Memorandum which challenges the Settlement, Offer, Merger, Merger Agreement, or related transactions.

         6. The parties to the Consolidated Action will use their best efforts to agree upon, execute and present to the Court, on or before August 29, 1997, a formal Stipulation of Settlement and such other documents as may be necessary and appropriate to obtain the prompt approval by the Court contemplated herein and by the Stipulation of Settlement.

         7. The Settlement will not be binding upon any party until, and is otherwise subject to:

            (a) a formal Stipulation of Settlement (and such other documentation as may be required to obtain final approval by the Court of the Settlement) has been executed by counsel for the parties to the Consolidated Action; and

            (b) final approval by the Court of the Settlement (and the exhaustion of possible appeals, if any) and the dismissal of the Consolidated Action by the Court with prejudice and without awarding costs to any party (except as provided herein) have been obtained, and entry by the Court of a final order and judgment containing such release language as is negotiated by the parties and contained in the Stipulation of Settlement.

         8. If the Settlement is not consummated in accordance with Paragraph 7, this Memorandum shall be null and void and of no force and effect, and shall not be deemed, used or offered to prejudice in any way the positions of the parties or any Released Persons with respect to the Consolidated Action or otherwise, nor to entitle any party to the recovery of costs and expenses incurred to implement this Memorandum (except as provided in paragraph 10 hereof).

         9. In connection with the Settlement contemplated by this Memorandum, Plaintiffs' counsel will apply to the Court for an aggregate award of attorneys' fees and expenses, including fees and expenses for or payable to any financial advisors engaged by or for the

Plaintiffs, in an amount not to exceed $7,000,000 in attorney's fees and $250,000 in expenses (collectively, the "Fees and Expenses"). Defendants agree that they will not oppose such application. Subject to the terms and conditions of this Memorandum and the terms and conditions of the Settlement Agreement contemplated hereby, Fujitsu, Fujitsu International and/or Amdahl shall pay, on behalf of and for the benefit of the Defendants in the Consolidated Action, such Fees and Expenses as may be awarded by the Court in accordance with the terms of the Stipulation in addition to the consideration referred to in paragraph 2(a) above. Except as provided herein, the Released Persons shall bear no other expenses, costs, damages or fees alleged or incurred by any of the named Plaintiffs, by any member of the Class, or by any of their attorneys, experts, advisors, agents or representatives.

         10. Fujitsu, Fujitsu International and/or Amdahl shall be responsible for providing notice of the Settlement to the members of the Class. Fujitsu, Fujitsu International and/or Amdahl, on behalf of and for the benefit of all Defendants in the Consolidated Action, shall bear responsibility for all reasonable costs and expenses incurred in providing notice of the Settlement to the members of the Class.

         11. The provisions contained in this Memorandum shall not be deemed a presumption, concession or an admission by any Defendant in the Consolidated Action of any fault, liability or wrongdoing as to any facts or claims alleged or asserted in the Consolidated Action, or any other actions or proceedings, and shall not be interpreted, construed, deemed, invoked, offered, or received in evidence or otherwise used by any person in the Consolidated Action or in any other action or proceedings, whether civil, criminal or administrative.

         12. This Memorandum constitutes the essential terms of the agreement among the parties with respect to the subject matter hereof, and may not be amended nor any of its provisions waived except by a writing signed by all of the signatories hereto.

         13. This Memorandum and the Settlement contemplated by it shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict of laws principles.

         14. This Memorandum shall be binding upon, and inure to the benefit of, the parties to the Consolidated Action, the Released Persons and their respective agents, executors, heirs, successors and assigns.

         15. This Memorandum will be executed by counsel for the parties to the Consolidated Action. This Memorandum may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. By signing this Memorandum, Plaintiffs' counsel represent that they have authority to act on behalf of all Plaintiffs and their counsel in all of the Actions.

         16. The parties to this Memorandum agree (a) to use their best efforts to achieve the expedited dismissal of the Consolidated Action in accordance with the terms of this Memorandum and (b) to cause the timely occurrence of all events, transactions or other circumstances described herein.

         IN WITNESS WHEREOF, the parties have executed this Memorandum effective as of the date set forth below.


DATED:  August 20, 1997                  ABBEY, GARDY & SQUITIERI, LLP

                        /s/ ARTHUR N. ABBEY
                        -------------------------
                        Arthur N. Abbey
                        212 East 39th Street
                        New York, NY 10016
                        (212) 889-3700


                         WOLF POPPER LLP


                         /s/ STEPHEN D. OESTREICH
                         ------------------------
                         Stephen D. Oestreich
                         845 Third Avenue
                         New York, New York 10022


                         MILBERG WEISS BERSHAD
                           HYNES & LERACH, LLP


                         /s/ DAVID BERSHAD by ANA
                         ------------------------
                         David Bershad
                         One Pennsylvania Plaza
                         New York, New York 10019

                         Co-Lead Counsel for Plaintiffs and the Proposed Class


                         MORRIS, NICHOLS, ARSHT & TUNNELL


                         /s/ WILLIAM M. LAFFERTY
                         ------------------------
                         A. Gilchrist Sparks, III
                         William M. Lafferty
                         1201 N. Market Street
                         Wilmington, Delaware 19801
                         (302) 658-9200


                         MORRISON & FOERSTER LLP


                         /s/ MELVIN R. GOLDMAN
                         ------------------------
                         Melvin R. Goldman

Jordan Eth
425 Market Street
San Francisco, California 94105
(415) 268-7000

Attorneys for Defendants
Fujitsu Limited, Fujitsu International, Inc.,
Kazuto Kojima, Keizo Fukagawa,
Takeshi Maruyama, Takashi Takaya
and Takamitsu Tsuchimoto

RICHARDS, LAYTON & FINGER

/s/ KEVIN G. ABRAMS
--------------------------------
Kevin G. Abrams
One Rodney Square
Wilmington, Delaware 19801
(302) 658-6541

BROBECK, PHLEGER & HARRISON, LLP

/s/ ROBERT B. VARIAN
--------------------------------
Robert B. Varian
One Market Plaza
Spear Street Tower
San Francisco, California 94105
(415) 442-0900


Attorneys for Defendants
Amdahl Corporation, John C. Lewis,
Michael R. Hallman, E. F. Heizer, Jr.,
Burton G. Malkiel, George R. Packard,
Walter B. Reinhold, and J. Sidney Webb